                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement              Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         SEDA SPECIALTY PACKAGING CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         SEDA SPECIALTY PACKAGING CORP.

                         2501 WEST ROSECRANS BOULEVARD
                       LOS ANGELES, CALIFORNIA 90059-3510

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            WEDNESDAY, JUNE 12, 1996

                             2:00 P.M. PACIFIC TIME

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of SEDA Specialty Packaging Corp. will be held at the offices of the Company, 2501 West Rosecrans Boulevard, Los Angeles, California 90059-3510, on Wednesday, June 12, 1996 at 2:00 P.M. Pacific Time for the following purposes:

     1.  To elect five (5) directors.

     2. To ratify the selection of Price Waterhouse LLP as independent auditors for the year ending December 31, 1996.

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on May 22, 1996 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Ronald W. Johnson,
                                          Secretary

Los Angeles, California
May 23, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID
                                   ENVELOPE.

                         SEDA SPECIALTY PACKAGING CORP.
                         2501 WEST ROSECRANS BOULEVARD
                       LOS ANGELES, CALIFORNIA 90059-3510

                            ------------------------

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of SEDA Specialty Packaging Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 2:00 P.M., Pacific Time, on June 12, 1996. The approximate mailing date for this proxy statement and the enclosed proxy is May 23, 1996. Only stockholders of record at the close of business on May 22, 1996 (the "Record Date") will be entitled to vote. At such date, the Company had outstanding 5,097,500 shares of its common stock, $0.001 par value (the "Common Stock"). Holders of Common Stock are entitled to one vote for each share held. An abstaining vote will be counted as a vote against the relevant proposal.

     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the meeting and voting in person.

     The expense of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, telegraph, telecopy and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each current director of the Company, (iii) each executive officer listed in the Summary Compensation Table under "Executive Compensation" below and (iv) all current directors (each of whom is a nominee for director) and executive officers as a group:

                                                                SHARES
                                                             BENEFICIALLY
                       NAME AND ADDRESS(1)                     OWNED(2)       PERCENT OWNED
        -------------------------------------------------    ------------     -------------
        Shapour and Pamela Sedaghat, as joint tenants....       2,185,967         42.9%
        Shawn Sedaghat(3)................................       1,609,133         28.5%
        Edward F. Csaszar(4).............................          31,500             *
        Ronald W. Johnson(5).............................          21,250             *
        Dann V. Angeloff(6)..............................          31,250             *
        Alfred E. Osborne, Jr.(6)........................          27,250             *
        Robert H. King(5)................................           7,500             *
        All Directors and Executive Officers as a Group         1,766,508         30.7%
          (9 persons)(7).................................

- ---------------

*   Less than one percent.

(1) Each of such persons may be reached through the Company at 2501 West Rosecrans Boulevard, Los Angeles, California 90059-3510.

(2) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to applicable community property laws.

(3) Includes 545,000 shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

(4) Includes 23,500 shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

(5) Represents shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

(6) Includes 21,250 shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

(7) Includes 683,375 shares issuable pursuant to stock options exercisable within 60 days of the Record Date.

                             ELECTION OF DIRECTORS

     Five directors of the Company are to be elected, each to hold office until the next annual meeting of stockholders and until their respective successors are elected, or until death, resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the following five nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority so to vote. Such nominees are the incumbent directors of the Company. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. If any such person is unable or unwilling to serve as a nominee for the office of director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute. The Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a director.

     The names, ages and principal occupation at the Record Date and for the past five years and directorships of the nominated directors are as follows:

     SHAHROKH "SHAWN" SEDAGHAT, age 30, was elected President of the Company in November 1992 and Chairman of the Board and Chief Executive Officer of the Company in February 1995. From March 1985 to

November 1992, Mr. Sedaghat held various positions with the Company including machine operator, assembly supervisor, molding supervisor, quality control manager and general manager.

     ROBERT H. KING, age 74, was named to the vacancy on the Board of Directors created by Shapour Sedaghat's retirement in February 1995. Mr. King has served as President of Consumer Marketing Services, Inc., a consumer product marketing company, since 1984. From 1978 to 1984, he served as Chairman, President, Chief Executive Officer and Chief Operating Officer of World Book, Inc., a publisher of reference books. From 1968-1978, he served as President of Time-Life Libraries, Inc., a publishing subsidiary of Time-Life, Inc.

     RONALD W. JOHNSON, age 48, has been Vice President of Finance and Chief Financial Officer of the Company since November 1992. From July 1983 until joining the Company, he was employed by McDonnell Douglas Information Systems Company in various executive positions with various subsidiaries and divisions of such company, including Vice President of Finance and Administration of McDonnell Douglas Computer Systems Company, Vice President of Financial Planning and Analysis of McDonnell Douglas Information Systems Group and Vice President of Finance and Chief Financial Officer of Microdata Corporation. From 1978 to 1983 he was Corporate Controller and Chief Accounting Officer of Electronic Memories and Magnetics Corporation, and from 1972 to 1978 he was employed by Price Waterhouse. Mr. Johnson is a Certified Public Accountant.

     DANN V. ANGELOFF, age 60, became a director of the Company in September 1993. Since 1976 Mr. Angeloff has been the President of The Angeloff Company, a corporate financial advisory firm. Mr. Angeloff serves on the Board of Directors of Bonded Motors, Inc., Compensation Resource Group, Datametrics Corporation, Nicholas/Applegate Growth Equity Fund, Nicholas/Applegate Investment Trust, Public Storage, Inc., Ready Pac Produce, Inc., Royce Medical Company and Storage Properties, Inc. Mr. Angeloff is a former Trustee of the University of Southern California and is a University Counselor to the President of the University of Southern California.

     ALFRED E. OSBORNE, JR., PH.D., age 51, became a director of the Company in November 1993. He currently serves as Associate Professor of Business Economics and the Director of the Harold Price Center for Entrepreneurial Studies in the Anderson Graduate School of Management at U.C.L.A., where he has held several management and teaching positions since 1972. Dr. Osborne currently serves on the Board of Directors of First Interstate Bank of California, Greyhound Lines, Inc., Nordstrom, Inc., ReadiCare, Inc., The Times Mirror Company and United States Filter Corporation. He has authored numerous articles, reports and other publications with respect to capital market issues confronting small and growing enterprises and is a member of the Council of Economic Advisors for California.

     There are no family relationships between any of the directors or executive officers of the Company.

     The Board of Directors held five meetings during 1995. Each director attended at least 75% of the aggregate of all meetings held by the Board in 1995 during his tenure as a director.

DIRECTORS' COMPENSATION

     For 1995, outside directors were entitled to: (i) an annual payment of $10,000, payable in equal quarterly installments of $2,500, (ii) $750 per meeting of the Board of Directors or any committee thereof that is attended in person, (iii) $500 per attended telephonic Board meeting, and (iv) $750 per Committee meeting for serving as a Committee Chairman. These amounts were pro rated for the time served by the outside directors.

     In addition, each outside Board member was granted stock options exercisable for 15,000 shares at a per share price equal to the market price of the Company's Common Stock on the date such person became a member of the Board, vesting at the rate of 25% a year. For each year after the first year of Board membership, an outside director will be granted additional options for 5,000 shares per year at the then-market price on the date of grant. The Company may change this policy in the future. In October 1994, the Company issued each of Dann V. Angeloff and Alfred E. Osborne, Jr., Ph.D. stock options for 5,000 shares at a per share exercise price of $12.50. In February 1995, the Company issued each of Dann V. Angeloff, Alfred E. Osborne, Jr. and Robert H. King stock options for 15,000 shares at a per share exercise price of $11.1875.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors reviews and approves the Company's compensation programs. See "Report of Compensation Committee." Dann V. Angeloff, Chairman, and Alfred E. Osborne, Jr. are the current members of the Company's Compensation Committee which was formed in September 1993. The Committee held two meetings during 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     2501 West Rosecrans, Inc. is 100% owned by Shapour and Pamela Sedaghat. On April 20, 1994, the Company acquired from 2501 West Rosecrans, Inc. the building and real estate comprising its manufacturing facilities and corporate headquarters, at a cost of approximately $6.3 million, which approximated fair market value, in exchange for a promissory note in the principal amount of $1.6 million due and paid in June 1995 bearing interest at 6% per annum and the Company's assumption of the existing five-year note due to a financial institution in the principal amount of approximately $4.7 million bearing interest at 8.5% per annum. At the closing of the transaction, the Company paid $1 million to the financial institution to reduce the amount outstanding on the five-year note. Prior to this transaction, the Company leased the facility from 2501 West Rosecrans, Inc. Total rent paid by the Company in 1994, prior to the closing of this transaction, to 2501 West Rosecrans, Inc. was $219,000.

     Tube Tech Corporation of Delaware (Tube Tech) was 50% owned by Shapour Sedaghat until the Company acquired his 50% interest in July 1993 for $90,000. Tube Tech became an exclusive sales representative of the Company in 1992 for selected plastic tube products customers. Total commissions paid by the Company to Tube Tech for the year ended December 31, 1995, was $294,000. The Company's investment in Tube Tech is accounted for using the equity method of accounting for investments.

     Pacific Atlantic Brokerage, Inc. ("Pacific Atlantic"), a corporation majority owned by Shawn Sedaghat, provides freight forwarding services to the Company. The cost of the services provided by Pacific Atlantic to the Company in 1995, and charged to operations was $911,000. The Company's Audit Committee periodically reviews the freight forwarding services and terms under which those services are provided to the Company by Pacific Atlantic. To the extent that such freight forwarding services are not competitive in terms of price and otherwise with those that could be obtained from independent sources, the Committee would consider modifying the relationship accordingly or associating with another freight forwarding company.

     As of December 31, 1995, in the aggregate, the Company owed $136,000 to these related parties.

     The Company believes that the terms of the transactions referenced in the first three paragraphs of this section were on terms as favorable to the Company as would have been received in transactions negotiated at arms-length.

OTHER COMMITTEES

     The Audit Committee of the Board of Directors consists of Messrs. Osborne, Chairman, and Angeloff. It met two times in 1995 and each member attended the meetings. The Board of Directors presently has no Nominating Committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information regarding compensation paid by the Company for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993 to the Company's Chief Executive Officer and its most highly paid executive officers other than the Chief Executive Officer whose compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                                                    ------------------------
                                        ANNUAL COMPENSATION                         RESTRICTED   SECURITIES
             NAME AND               ---------------------------    OTHER ANNUAL       STOCK      UNDERLYING
        PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION($)     AWARDS     OPTIONS(#)
- ----------------------------------  ----   ---------   --------   ---------------   ----------   -----------
Shapour Sedaghat(1)...............  1995   $  66,692   $60,000        $11,186(2)
  Former Chief Executive Officer    1994     203,333        --         13,045(2)        --              --
                                    1993     209,511        --         17,100(2)        --              --
Shawn Sedaghat(3).................  1995     300,150    60,000         17,796(2)        --         250,000
  President and Chief Executive     1994     193,167        --         11,550(2)        --          60,000
  Officer                           1993     190,000        --         13,500(2)        --         250,000
Edward F. Csaszar(4)..............  1995     174,821     5,000         10,256(2)        --          15,000
  Vice President of Sales and       1994     150,123        --          9,600(2)        --           2,000
  Marketing                         1993      54,808        --          3,200(2)        --          15,000
Ronald W. Johnson.................  1995     100,259    30,000          7,093(2)        --          15,000
  Vice President of Finance, Chief  1994     100,415        --          1,200(2)        --           5,000
  Financial Officer and Secretary   1993     100,000        --             --           --          15,000
Edward S. Dombroski...............  1995      98,153     5,000          6,155(2)        --          15,000
  Vice President and                1994      86,634        --          5,152(2)        --           5,000
  General Manager                   1993      75,385        --          5,105(2)        --           6,000

- ---------------

(1) Effective February 28, 1995, Shapour Sedaghat retired as Chairman of the Board Chief Executive Officer of the Company. Subsequent to his retirement Mr. Sedaghat provided consulting services to the Company and was paid $70,000 for consulting fees in 1995.

(2) Represents primarily automobile expenses paid by the Company.

(3) Shawn Sedaghat was elected Chairman of the Board and Chief Executive Officer effective February 28, 1995. He also retained the title of President.

(4) Mr. Csaszar joined the Company in August 1993 at an annual salary of $150,000, plus annual increases which are subject to adjustments. For further information see "--Employment Agreements."

OPTION GRANTS, EXERCISES AND YEAR END VALUES

     The following stock options were granted by the Company to the Named Executive Officers during the fiscal year ended December 31, 1995:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1995

                               INDIVIDUAL GRANTS

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                       NUMBER OF     PERCENT OF                                        ANNUAL RATES OF STOCK
                       SECURITIES   TOTAL OPTIONS                                      PRICE APPRECIATION FOR
                       UNDERLYING    GRANTED TO      EXERCISE OR                           OPTION TERM(2)
                        OPTIONS       EMPLOYEES         BASE          EXPIRATION       ----------------------
        NAME            GRANTED    IN FISCAL YEAR    PRICE($/SH)         DATE           5%($)        10%($)
- ---------------------  ---------   ---------------   -----------   -----------------   --------    ----------
Shapour Sedaghat.....         0           N/A               N/A           N/A               N/A           N/A
Shawn Sedaghat.......    70,000          18.6%        $   11.96    February 22, 2000   $231,303    $  511,119
                        180,000          47.7             12.31    February 27, 2000    612,185     1,352,768
Edward F. Csaszar....    15,000           4.0           11.1875    February 27, 2000     46,363       102,451
Ronald W. Johnson....    15,000           4.0           11.1875    February 27, 2000     46,363       102,451
Edward S. Dombroski..    15,000           4.0           11.1875    February 27, 2000     46,368       102,451

- ---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Company's stock, which will benefit all stockholders commensurately.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                           NUMBER OF          VALUE OF
                                                                           SECURITIES       UNEXERCISED
                                                                           UNDERLYING       IN-THE-MONEY
                                                                          UNEXERCISED        OPTIONS AT
                                                                           OPTIONS AT          FY-END
                                                                             FY-END            ($)(2)
                                              SHARES                    ----------------   --------------
                                             ACQUIRED        VALUE        EXERCISABLE/      EXERCISABLE/
                   NAME                     ON EXERCISE   REALIZED($)   UNEXERCISABLE(1)   UNEXERCISABLE
- ------------------------------------------  -----------   -----------   ----------------   --------------
Shapour Sedaghat..........................          0           N/A                    0                0
Shawn Sedaghat............................          0           N/A            545,000/0       $598,875/0
Edward F. Csaszar.........................          0           N/A        19,750/12,250    10,078/13,359
Ronald W. Johnson.........................          0           N/A        17,500/17,500     8,672/14,766
Edward S. Dombroski.......................          0           N/A        10,750/15,250     6,141/13,359

- ---------------

(1) For a description of the terms of such options, see "Proposed Amendments to 1993 Stock Plan."

(2) Based on a price per share of $12.375, which was the price of a share of Common Stock as quoted on the Nasdaq National Market at the close of business on December 29, 1995.

EMPLOYMENT AGREEMENTS

     Effective June 1, 1993, Shapour Sedaghat entered into a three-year employment agreement at an annual salary of $200,000, subject to adjustment for inflation, plus an annual bonus in an amount to be determined by the Board of Directors, but in no event to exceed 100% of his base salary. Mr. Sedaghat retired as Chairman and Chief Executive Officer, and the employment agreement was terminated in February 1995.

     Effective June 1, 1993, Shawn Sedaghat entered into a three-year employment agreement at an annual salary of $190,000, subject to adjustment for inflation, plus an annual bonus in an amount to be determined by the Board of Directors, but in no event to exceed 100% of his base salary. In February 1995, Mr. Sedaghat was elected Chairman and Chief Executive Officer of the Company, and his employment agreement was amended, effective January 1, 1995, to increase his salary to $300,000.

     Effective June 1, 1993, Ronald Johnson entered into a three-year employment agreement at an annual salary of $100,000, subject to adjustment for inflation, plus an annual bonus in an amount to be determined by the Board of Directors, but in no event to exceed 50% of his base salary.

     Under each of the aforementioned employment agreements, the Company is required to pay compensation to each respective employee following termination as follows: (i) with cause: the Company shall only be obligated to pay salary through the date on which termination occurs or (ii) without cause: the Company is required to pay the base salary owed through the term of the agreement plus a bonus equal to at least what was paid in the previous period, not to exceed 100% of the then-current salary.

     Effective August 16, 1993, the Company entered into a three-year employment agreement with Edward F. Csaszar at an annual salary of $150,000, with subsequent annual increases equal to 0.5% of the increase in the Company's annual sales for the prior 12-month period as compared to the corresponding period one year earlier, provided that such annual increase may not exceed 50% of the previous year's salary. In addition, the Company has agreed to pay certain costs on behalf of Mr. Csaszar in an amount not to exceed approximately $2,250.

                        REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") was formed by the Board of Directors in 1993 to set and administer the policies governing the Company's compensation programs, including stock option plans. The Committee receives and evaluates information regarding compensation practices for comparable businesses in similar industries, and considers this information in determining base salaries, bonuses and stock-based compensation. The Committee is authorized to engage or employ such outside professional consultants or other services as in its discretion may be required to fulfill its responsibilities. The Committee also discusses and considers executive compensation matters and makes decisions thereon.

     The Company's compensation policies are structured to link the compensation to the Chief Executive Officer, the Named Executive Officers and other executives of the Company with corporate performance. Through the establishment of compensation programs, the Company has attempted to align the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and to ensure corporate performance, which will then enhance stockholder value.

     The Company's executive compensation philosophy is to set base salaries in accordance with those of comparable businesses, and then to provide performance-based variable compensation, such as bonuses, as determined by the Compensation Committee according to factors such as the Company's earnings as well as value received by stockholders. This philosophy allows total compensation to fluctuate from year to year. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the evaluation of the compensation factors described above by the Compensation Committee.

     In line with the Company's overall compensation program and the annual objectives set by the Committee, the Company's executive officers have a percentage of their total compensation at risk, dependent upon the Company's financial performance and other factors as considered by the Committee. The base compensation for fiscal 1993, 1994 and 1995 for Messrs. Shapour Sedaghat, Shawn Sedaghat, Edward F. Csaszar and Ronald W. Johnson was determined in 1993, based upon Employment Agreements entered into by and between the Company and such executives. See "Employment Agreements."

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

     The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which should create added stockholder value.

                                          COMPENSATION COMMITTEE

                                          Dann V. Angeloff -- Chairman
                                          Alfred E. Osborne, Jr.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

                          TOTAL RETURN TO STOCKHOLDERS

                              REINVESTED DIVIDENDS


      MEASUREMENT PERIOD         SEDA SPECIALTY        S&P 500
    (FISCAL YEAR COVERED)         PACKAGING CP        COMP-LTD       PEER GROUP
10/26/93                                100               100             100
1993                                 151.79            100.71          136.46
1994                                  83.93            102.04          157.76
1995                                  88.40            140.39          171.18
- ------------------------------------------------------------------------------------------------------------
                                         10/26/93             1993               1994               1995
- ------------------------------------------------------------------------------------------------------------
  Seda Specialty Packaging CP               100              151.79              83.93              88.40
- ------------------------------------------------------------------------------------------------------------
  S&P 500 Comp-Ltd                          100              100.71             102.04             140.39
- ------------------------------------------------------------------------------------------------------------
  Peer Group                                100              136.46             157.76             171.18
- ------------------------------------------------------------------------------------------------------------

     Set forth above is a performance graph comparing the cumulative total stockholder returns on the Company's Common Stock, the S&P 500 Stock Index and an index average of the Company's peer group, composed of comparable publicly traded companies in the plastics packaging business, as selected by the Company. Such peer group includes: Aptargroup Inc., Kerr Group, Inc., Liqui-Box Corp., PCI Services, Inc., Sealright Co., Inc., Sun Coast Industries, Inc. and Tuscarora, Inc. The performance graph covers the period commencing October 26, 1993 (the effective date of the Company's initial public offering) and ended December 31, 1995, and assumes $100 invested on October 26, 1993 in the Company's Common Stock, the S&P 500 Stock Index and the stock index of the peer group.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP, independent accountants, have been the Company's independent auditors since 1992 and have been selected by the Board of Directors to serve as auditors for the year ending December 31, 1996. Stockholders are being asked to ratify the selection. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she wishes and will also be available to respond to appropriate questions at the meeting.

     This proposal may be adopted by the affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposal to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for 1996.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Annual Meeting of Stockholders. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                  STOCKHOLDER PROPOSALS -- NEXT ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before February 11, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                          Ronald W. Johnson,
                                          Secretary

May 23, 1996
Los Angeles, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU
   PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE
     ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                         SEDA SPECIALTY PACKAGING CORP.

    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 12, 1996. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Ronald W. Johnson and Shahrokh "Shawn" Sedaghat, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of SEDA Specialty Packaging Corp., at the offices of the Company, 2501 West Rosecrans Boulevard, Los Angeles, California 90059-3510, on Wednesday, June 12, 1996 at 2:00 P.M. Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

1. Election of                 / / FOR all nominees listed below           / / WITHHOLD AUTHORITY to vote
  Directors                      (except as marked to the contrary           for all nominees listed below
                               below)

     Shahrokh "Shawn" Sedaghat - Robert H. King - Ronald W. Johnson - Dann V.
                   Angeloff - Alfred E. Osborne, Jr., Ph. D.

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

   -----------------------------------------------------------------------------

   The Board of Directors recommends a vote FOR each of the nominees.

2. To ratify the selection of Price Waterhouse LLP as independent auditors for the year ending December 31, 1996.

   The Board of Directors recommends a vote FOR.

            FOR / /               AGAINST / /               ABSTAIN / /

3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

    THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE FIVE NOMINEES FOR ELECTION AND FOR PROPOSAL 2. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                       Dated:            , 1996
                                                             ------------


                                                       ------------------------
                                                               Signature


                                                       ------------------------
                                                          Signature, if held
                                                                jointly

    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.